Exhibit 99.1

PHH CORPORATION ANNOUNCES DELAY IN FILING 2006 FORM 10-K

Mt. Laurel, NJ, March 21, 2007 - PHH Corporation (NYSE: PHH) (the “Company” or “PHH”) today announced that it has been delayed in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) beyond the March 1, 2007 filing deadline. The Company has not yet finalized its financial statements for the fourth quarter and fiscal year ended December 31, 2006, and, as a result, its independent auditors have not yet completed their audit of the Company’s 2006 financial statements.

As previously reported, the Company has also been delayed in completing its financial statements and Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006 (together, the “2006 Form 10-Qs”). The Company’s inability to timely file its 2006 Form 10-Qs and 2006 Form 10-K is primarily due to the considerable time and effort required to complete the restatement of the Company’s financial statements for fiscal years prior to 2005, which was included in its Annual Report on Form 10-K for the year ended December 31, 2005 filed on November 22, 2006. The Company is working diligently to complete and file its 2006 Form 10-Qs and 2006 Form 10-K, but is unable to provide an expected date for such filings at this time.

Interested investors should refer to the Company’s Current Report on Form 8-K filed today for additional information. The Form 8-K may be accessed at the Company’s website at www.phh.com.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries please visit our website at www.phh.com.

1 Inside Mortgage Finance, Copyright 2007

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Forward Looking Statements” in our periodic reports under the Securities Exchange Act of 1934, as amended, and those risk factors included as Exhibit 99 thereto, titled “Risk Factors Affecting our Business and Future Results,” in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contact Information:
Investors:
Nancy R. Kyle
856-917-4268

Media:
Karen K. McCallson
856-917-8679